Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Third Avenue Variable Series Trust of our report dated February 13, 2026, relating to the financial statements and financial highlights of Third Avenue Value Portfolio, which appears in Third Avenue Variable Series Trust’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings: “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 24, 2026